Employment Agreement

Aihua Hu

This EMPLOYMENT AGREEMENT (“Agreement”), dated June 27, 2007 is by and between Shanghai Aohong Chemical Co. Ltd. (“Aohong”), and Aihua Hu (“Hu” “EMPLOYEE).

WHEREAS, the EMPLOYEE desires to work with Shanghai Aohong Chemical Co. Ltd. and Shanghai Aohong Chemical Co. Ltd. desires to engage the services of the Employee under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1. Title. The Employee’s title for his new position at Shanghai Aohong Chemical Co. Ltd. will be CEO as of the date this Agreement is signed and thereafter, so long as the Employee is associated with Shanghai Aohong Chemical Co. Ltd.  as an Employee.

2. Duties. The Employee will be in charge of our operations as it relates to Shanghai Aohong Chemical Co. Ltd.  The Employee agrees to devote all of his/her time and efforts to the performance of his duties as an Employee of Shanghai Aohong Chemical Co. Ltd.  The Employee also agrees that he/she will advise Shanghai Aohong Chemical Co. Ltd of other business pursuits outside of Shanghai Aohong Chemical Co. Ltd.

3. Compensation.

A. The Employee shall receive an annual compensation of $16,000.

B. Bonus Compensation: Shanghai Aohong Chemical Co. Ltd. shall in it own discretion award the Employee with additional forms of compensation.  This additional compensation will be awarded in the sole discretion of Shanghai Aohong Chemical Co. Ltd. and may be in the form of securities or cash.

C. The Employee shall entitle to purchase 1,000,000 shares of common stock of Sense Holdings, Inc. (“SEHO”) at $0.20/per share during his tenure.

4. Term.  The term of the employment agreement shall be for a period of 60 months from the date of hire.  The date of hire should be from June 27, 2007 through June 27, 2012.

5. Representations and Warranties. The Employee hereby represents warrants and agrees that: (i) In charge of the business operation and all other daily management of Shanghai Aohong Chemical Co. Ltd. (ii) he/she has required the necessary approval to be engaged by Shanghai Aohong Chemical Co. Ltd. (iii) all statements, representations and warranties made by him/her in the pre hire questionnaire in connection with his/her Employee by and association with Shanghai Aohong Chemical Co. Ltd. are true, correct and complete in all respects; and (vi) he/she is under no contractual or other restriction or obligation that would be violated by his /her status with Shanghai Aohong Chemical Co. Ltd.

6. Confidentiality. The Employee acknowledges and agrees that, during the period of his engagement with Shanghai Aohong Chemical Co. Ltd., he/she will have access to confidential, proprietary, strategic and sensitive information relating to Aohong’s business and affairs and the business and affairs of its affiliates and clients, including, without limitation, materials used for identifying clients, client information and lists, information concerning ongoing and potential assignments, internal operating procedures, business plans, projections, valuations techniques, financial models and research data.  The Employee also acknowledges and agrees that such information is special and unique to Shanghai Aohong Chemical Co. Ltd. and its affiliates and clients.  The Employee hereby agrees and convenes that, without Aohong’s prior written permission, he/she will not, directly or indirectly, publish, disclose or make accessible to any other person, firm, corporation, organization or entity, including, without limitation, any member of his family, either during or after the period he/she is engaged by Aohong, any confidential, proprietary, strategic or sensitive information whatsoever relating, directly or indirectly, to Aohong’s clients, including such clients’ names, business, or affairs or the business or affairs of any of Aohong’s affiliates or clients, that he/she may learn or initiate and develop a business relationship with during his Employment by Shanghai Aohong Chemical Co. Ltd, whether or not such information is specifically designated as confidential, proprietary, strategic or sensitive.  In addition, the Employee agrees to return to

Shanghai Aohong Chemical Co. Ltd all tangible evidence of such information in their original form (paper, electronic or magnetic), which may be in his/her possession, custody or control prior to or at the termination of his engagement.

7. Non-Solicitation. The Employee hereby further agrees that, for a period of two(2) years after the effective date of the termination of his engagement, he/she shall not, directly or indirectly, do any of the following: (i) reveal the name of, contract, solicit, persuade, interfere with or endeavor to entice away from Shanghai Aohong Chemical Co. Ltd or any of its affiliates, any of their respective clients, agents, representatives or Employees; or (ii) employ or offer to employ any person who, at any time up to the effective date of such termination, was an Employee, agent or representative employed or retained by Shanghai Aohong Chemical Co. Ltd or any of its affiliates within a period of one(1) year after such person is no longer employed or retained by Shanghai Aohong Chemical Co. Ltd or any of its affiliates.  Provided, however, that the restriction set forth in clause (i) above shall not apply to the solicitation of any of the clients serviced by the Employee while engaged by Shanghai Aohong Chemical Co. Ltd.  The parties hereto agree that nothing in this Agreement shall restrict or prohibit Shanghai Aohong Chemical Co. Ltd, Inc. from soliciting any or all clients serviced by the Employee while he/she was engaged by Shanghai Aohong Chemical Co. Ltd.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ACCEPTED AND AGREED TO:

Shanghai Aohong Chemical Co. Ltd

Dated: June 27, 2007	By:	/s/ Dore Perler
Dore Perler

Dated: June 27, 2007	By:	/s/ Aihua Hu
Aihua Hu